Exhibit 23.1

CONSENT OF
BURR, PILGER & MAYER LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AdEx Media, Inc.
883 North Shoreline Boulevard, Suite A-200
Mountain View, California  94043

We consent to incorporation by reference in the Registration Statement on Form S-8, pertaining to the First Amended and Restated AdEx Media, Inc. Employee Stock Option Plan of our report dated March 30, 2009 relating to the consolidated financial statements of AdEx Media, Inc., which appear in the Annual Report on Form 10-K of Adex Media, Inc. for the year ended December 31, 2008.

/s/ Burr, Pilger & Mayer LLP

 Burr, Pilger & Mayer LLP
San Francisco, California
August 7, 2009